As Filed with the Securities and Exchange Commission on September 2, 2014
Registration No. 333-

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549
_________________
FORM S-8
REGISTRATION STATEMENT
Under
THE SECURITIES ACT OF 1933
__________________
TIVO INC.
(Exact name of Registrant as specified in its charter)

Delaware (State or other jurisdiction of incorporation or organization)		77-0463167 (I.R.S. Employer Identification No.)
2160 Gold Street San Jose, California 95002 (408) 519-9100
(Address of Principal Executive Offices including Zip Code)
TIVO INC. AMENDED AND RESTATED 2008 EQUITY INCENTIVE AWARD PLAN
(Full Title of the Plan)
Naveen Chopra Chief Financial Officer TiVo Inc. 2160 Gold Street, P.O. Box 2160 San Jose, California 95002 (408) 519-9100		Copy to: Thomas Ivey, Esq. Skadden, Arps, Slate, Meagher & Flom LLP 525 University Ave., #1100 Palo Alto, California 94031 (650) 470-4500

(Name, address, including ZIP code, and telephone number, including area code, of agent for service)
Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act.
(Check one):

Large accelerated filer	☒	Accelerated filer	☐	Non-accelerated filer	☐	Smaller reporting company	☐

CALCULATION OF REGISTRATION FEE
Title of Securities to be Registered	Amount of Shares to be Registered (1)	Proposed Maximum Offering Price Per Share (2)	Proposed Maximum Aggregate Offering Price (3)	Amount of Registration Fee
Common Stock, $0.001 par value per share	7,500,000	$13.70	$102,750,000	$13,234.20
Preferred Stock Purchase Rights	(4)	(4)	(4)	(4)
(1) This registration statement shall also cover any additional shares of common stock which become issuable under the TiVo Inc. Amended and Restated 2008 Equity Incentive Award Plan (the “Plan”) by reason of any stock dividend, stock split, recapitalization or other similar transaction effected without the receipt of consideration which results in an increase in the number of outstanding shares of the Registrant's Common Stock.
(2) Estimated solely for the purpose of calculating the registration fee pursuant to Rule 457(c) using the average of the high (13.92) and low ($13.48) sale prices for the Registrant's common stock, par value $0.001, per share, reported by the Nasdaq Global Market on August 26, 2014.
(3) Estimated solely for the purpose of calculating the registration fee pursuant to Rule 457(c) of the Securities Act.
(4) Each share of common stock includes a right to purchase one one-hundredth of a share of the Registrant's Series B Junior Participating Preferred Stock, par value $0.001 per share. The rights to purchase shares of the Registrant's Series B Junior Participating Preferred Stock are attached to and trade with the shares of the Registrant's common stock being registered hereby. Value attributed to such rights, if any, is reflected in the market price of the Registrant's common stock.

REGISTRATION OF ADDITIONAL SECURITIES
We filed with the Securities and Exchange Commission the following registration statements on Form S-8 relating to shares of our common stock, par value $0.001 per share, to be offered and sold under our TiVo Inc. Amended & Restated 2008 Equity Incentive Award Plan (the “Plan”), and the contents of such prior registration statements are incorporated by reference in this registration statement: Registration Statement on Form S-8 filed September 4, 2012 (File No. 333-183693); Registration Statement on Form S-8 filed September 9, 2011 (File No. 333-176774); Registration Statement on Form S-8 filed September 9, 2010 (File No. 333-169292); Registration Statement on Form S-8 filed December 10, 2009 (File No. 333-163618); and Registration Statement on Form S-8 filed August 25, 2008 (File No. 333-153179). We are hereby registering an additional 7,500,000 shares of our common stock, par value $0.001 per share, issuable under the Plan.

PART I

INFORMATION REQUIRED IN THE SECTION 10(A) PROSPECTUS
Item 1. Plan Information.
The document(s) containing the information specified in Item 1 will be sent or given to employees as specified in Rule 428(b)(1) under the Securities Act of 1933, as amended (the “Act”) and are not required to be filed as part of this registration statement.
Item 2. Registrant Information and Employee Plan Annual Information.
The document(s) containing the information specified in Item 2 will be sent or given to employees as specified in Rule 428(b)(1) under the Act and are not required to be filed as part of this registration statement.
PART II
INFORMATION REQUIRED IN THE REGISTRATION STATEMENT
Item 3. Incorporation of Documents by Reference.
This registration statement incorporates by reference the documents set forth below that we have previously filed with the Securities and Exchange Commission:

•	Registration Statement on Form S-8 filed August 25, 2008 (File No. 333-153179);

•	Registration Statement on Form S-8 filed December 10, 2009 (File No. 333-163618);

•	Registration Statement on Form S-8 filed September 9, 2010 (File No. 333-169292);

•	Registration Statement on Form S-8 filed September 9, 2011 (File No. 333-176774);

•	Registration Statement on Form S-8 filed September 4, 2012 (File No. 333-183693);

•
Annual Report on Form 10-K for the year ended January 31, 2014 filed with the Securities and Exchange Commission on March 14, 2014, including information specifically incorporated by reference into the Form 10-K from our definitive proxy statement for our 2014 Annual Meeting of Stockholders;

•	Quarterly Reports on Form 10-Q for the quarters ended April 30, 2014 and July 31, 2014 filed with the Securities and Exchange Commission on May 30, 2014 and September 2, 2014, respectively;

•	Current Reports on Form 8-K, filed on January 29, 2014; February 18, 2014; May 1, 2014; June 2, 2014; August 1, 2014; August 8, 2014; and

•	The description of our common stock contained in our Registration Statement on Form 8-A, filed with the Securities and Exchange Commission on August 25, 1999.
We are also incorporating by reference all other reports that we file with the Securities and Exchange Commission pursuant to Section 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934, as amended, after the date of this Registration Statement and until we file a post-effective amendment which indicates that all securities offered have been sold or which deregisters all securities then remaining unsold.

Item 4. Description of Securities.
Not applicable.
Item 5. Interests of Named Experts and Counsel.
None.
Item 6. Indemnification of Directors and Officers.
Section 145 of the Delaware General Corporation Law, or DGCL, allows for the indemnification of officers, directors, and other corporate agents in terms sufficiently broad to indemnify these persons for liabilities (including reimbursement for expenses incurred) arising under the Securities Act. Our Amended & Restated Certificate of Incorporation and Amended & Restated Bylaws provide for indemnification of our directors, officers, employees and other agents to the extent and under the circumstances permitted by the DGCL. We have also entered into agreements with our directors and substantially all of our executive officers that will require us, among other things, to indemnify them against liabilities that may arise by reason of their status or service as directors and officers to the fullest extent not prohibited by law. In addition, we carry director and officer liability insurance.
Item 7. Exemption from Registration Claimed.
Not applicable.
Item 8. Exhibits
A list of exhibits filed with this Registration Statement is set forth on the Index to Exhibits included with this Registration Statement and is incorporated herein by reference.

SIGNATURES
Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of San Jose, State of California, on this 2nd day of September, 2014.

TIVO INC., a Delaware corporation By: /s/ Naveen Chopra Naveen Chopra Chief Financial Officer

POWER OF ATTORNEY
Each person whose signature appears below constitutes and appoints Thomas S. Rogers, Naveen Chopra, and Pavel Kovar, and each or any of them, his true and lawful attorney-in-fact and agent, with full power of substitution and resubstitution, for him and in his name, place and stead in any and all capacities, to sign any and all amendments (including post-effective amendments) and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises, as fully to all intents and purposes as he might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents or any of them, or their or his substitute or substitutes, may lawfully do or cause to be done by virtue hereof.
Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and on the dates indicated.

Signature	Title	Date
_/s/ Thomas S. Rogers___ Thomas S. Rogers	Chief Executive Officer and Director (Principal Executive Officer)	September 2, 2014

_/s/ Naveen Chopra______ Naveen Chopra	Chief Financial Officer (Principal Financial)	September 2, 2014

_/s/ Pavel Kovar______ Pavel Kovar	Chief Accounting Officer (Principal Accounting Officer)	September 2, 2014

_/s/ Peter Aquino_______ Peter Aquino	Director	September 2, 2014

_/s/ William Cella______ William Cella	Director	September 2, 2014

_/s/ Jeffrey T. Hinson___ Jeffrey T. Hinson	Director	September 2, 2014

_/s/ Daniel Moloney_____ Daniel Moloney	Director	September 2, 2014

_/s/ Thomas Wolzien____ Thomas Wolzien	Director	September 2, 2014

/s/David Yoffie______ David Yoffie	Director	September 2, 2014

Index to Exhibits

5.1	Opinion of Skadden, Arps, Slate, Meagher & Flom LLP.
10.1	Amended & Restated TiVo Inc. 2008 Equity Incentive Award Plan (incorporated by reference to Exhibit 10.3 to the registrant's Quarterly Report on Form 10-Q filed on September 2, 2014).
23.1	Consent of Skadden, Arps, Slate, Meagher & Flom LLP (included in Exhibit 5.1 hereto).
23.2	Consent of KPMG LLP, Independent Registered Public Accounting Firm.
24.1	Power of Attorney (included on the signature page to this Registration Statement).